                                                             Exhibit 10(i)(a)(1)

                                 SALES AGREEMENT

                  THIS AGREEMENT made the 5th day of May, 1995

B E T W E E N:

                     IN-FLO LIQUID DISPENSING CORPORATION, a
          corporation organized and existing under the laws of Canada,

                    (hereinafter referred to as the "Vendor")

                                                              OF THE FIRST PART;

                                     - and -

                  DIVERSE PRODUCTS INCORPORATED, a corporation organized and existing under the laws of the State of Ohio,

               (hereinafter referred to as the "Master Marketer")

                                                             OF THE SECOND PART.

WHEREAS:

(1) The Vendor has developed a liquid product dispensing and packaging system, consisting of certain components hereinafter described, which system has been designed to facilitate the retail point of sale preparation and packaging of liquid products, the aforesaid system hereinafter referred to as the "In-Flo System";

(2) The components of the In-Flo System consist of three (3) separate and distinct systems, each of which has been developed by In-Flo and in respect of which In-Flo holds or owns certain exclusive intellectual property rights;

(3) The three (3) components referenced above include (i) a soft collapsible plastic bottle having the characteristics identified in Schedule A to this Agreement, hereinafter the "Bottles"; (ii) a retail robotic packaging shelf, identified by the Vendor as the "Smart Shelf' by which the Bottles are robotically filled at the point of sale with liquid, sealed with a cap mechanism and presented for sale in a retail display shelf unit and (iii) a bottle processing/packaging unit by which the Bottles are collapsed and specially packaged for installation in the Smart Shelf;




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(4)  The Master Marketer has devised a plan which will require a source of supply of soft collapsible plastic bottles for use in conjunction with a water filtration/purification process for the retail/consumer sale of water and other water based beverages which will employ a system by which bottles are filled by hand and employ a manually operated flexible spigot type tip filling head, filling through a flip top cap and a plan for mechanical filling of bottles with powdered instant drink premix to which consumers will add water;

(5) The Master Marketer has identified certain characteristics of the Bottle which are proprietary to the Vendor and access to these rights would be advantageous to the Master Marketer for use in the Master Marketer's system for the retail/consumer sale of water and other water based beverages; and pre-package instant drink pre-mixes;

(6) The Master Marketer wishes to obtain from the Vendor the exclusive right to purchase Bottles from the Vendor for use and subsequent re-sale by the Master Marketer to its customers in conjunction with its manual filling procedure to sell water and water based beverage products;and pre-packed instant drink pre-mixes;

(7) The Vendor is willing to sell the Bottles to the Master Marketer upon and subject to the terms and conditions hereinafter set forth;

         NOW THEREFORE THIS AGREEMENT WITNESSES that for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto) the parties make the agreements and acknowledgments hereinafter set forth:

                                    ARTICLE I

                                 INTERPRETATION
                                 --------------

1.1 DEFINITIONS - Whenever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the respective meanings ascribed to them as follows:

(a) "AGREEMENT" means this Agreement and all instruments supplemental hereto or in amendment or confirmation hereof; "hereof", "hereto", and "hereunder" and similar expressions mean and refer to this Agreement and not to any particular Article or Section; "Article", "Section", "paragraph" or "clause" means and refers to the specified article, section, paragraph or clause of this Agreement;

(b) "BUSINESS DAY" means a day other than a Saturday, Sunday or any other day on which the principal commercial banks located at the City of Toronto are not open for business during normal banking hours;

(c) "CONTRACT YEAR" means a period during the Term of the Agreement commencing the first

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         (1st) day of February to and including the next following thirty first
         (31st) day of January; and for greater certainty, the first such Contract Year shall commence the first (1st) day of February 1996 and end on the thirty-first (31st) day of January, 1997; and

(d)      "EFFECTIVE DATE" means May 1, 1995.

1.2 HEADINGS - The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3 NUMBER - In this Agreement and unless the context otherwise requires, words importing the singular number only shall include the plural and vice versa, words importing the neuter gender shall include the masculine and feminine genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa.

1.4 SCHEDULES - The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

         Schedule A        Bottle Specifications
         Schedule B        Minimum Purchase Requirements
         Schedule C        Pricing Specifications

1.5 REFERENCE TO STATUTES - All references contained in this Agreement to a statute shall be deemed to be made to such statute as now enacted or as the same may from time to time be amended, re-enacted or replaced, and in the case of any such amendment, re-enactment or replacement, such reference herein to a provision of such statute shall be read as a reference to such amended, re-enacted or replaced provision.

                                    ARTICLE 2

              CONSIDERATION FOR GRANT OF EXCLUSIVE PURCHASE RIGHTS
              ----------------------------------------------------

2.1 INTERIM PAYMENT - Concurrently with the execution hereof the Master Marketer shall deliver to the Vendor a non-refundable payment in the amount of U.S.$10,000.00 Dollars ($10,000.00) in the form of a certified cheque or bank draft made payable to the order of the Vendor, such payment being an inducement by the Master Marketer to the Vendor to execute this Agreement and representing an advance against the exclusivity fee of U.S.$110,000.00 provided in paragraph
2.2 below.

2.2 EXCLUSIVITY FEE - To secure performance of the exclusivity covenant provided in paragraph 7.1 hereof, the Master Marketer agrees to pay to the Vendor the non-refundable aggregate sum of U.S. $110,000.00. (the "Exclusivity Fee"). Upon payment of the interim payment provided in paragraph 2.1 above, the Exclusivity Fee shall be credited with the payment of U.S.$10,000.00.

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Within 190 calendar days of the Effective Date, the Master Marketer shall pay to the Vendor the remaining portion of the Exclusivity Fee, being the sum of U.S.$100,000.00. In the event of non-payment of this sum by the Master Marketer within 190 calendar days of the Effective Date, unless such period is extended by the Vendor, this Agreement shall thereupon terminate without notice to the Master Marketer, it being expressly agreed by the Vendor that notwithstanding any provision in this Agreement to the Contrary, upon such termination the Master Marketer shall be excused from the performance of all obligations hereunder, with the exception of paragraph 7.3 which shall survive such termination and without limiting the generality of the foregoing, upon such termination, the Master Marketer shall be excused from the payment of the liquidated damages set forth in paragraph 8.6 hereof. The Exclusivity Fee, once paid by the Master Marketer, shall be non-refundable and shall be retained by the Vendor as liquidated damages and not as a penalty in the event of the termination of this Agreement caused by Master Marketer's failure to perform any obligation or comply with any term or provision contemplated herein.

                                    ARTICLE 3

                 PURCHASE AND SALE OF BOTTLES AND PURCHASE PRICE
                 -----------------------------------------------

3.1 PURCHASED AND SALE OF BOTTLES - Subject to the terms and conditions hereof, the Vendor agrees to sell Bottles to the Master Marketer and the Master
Marketer agrees to buy or market Bottles from the Vendor in such quantities as the Master Marketer may direct in accordance with the provisions contained in Schedule B attached hereto.

3.2 MINIMUM PURCHASE COMMITMENTS - The Master Marketer covenants and agrees to purchase, or market, during the first three contract years of the Term of this Agreement, an aggregate minimum of 125 million Bottles as specified in Schedule
B. The Master Marketer further acknowledges and agrees that the Agreement may be terminated at the option of the Vendor upon notice to the Master Marketer upon the completion of the fourth Contract Year in the event that the sum of Bottles ordered by purchase orders received during the fourth Contract Year does not exceed 200 million Bottles. The Master Marketer further acknowledges and agrees that the Agreement may be terminated at the option of the Vendor upon notice to the Master Marketer upon the completion of the sixth (6th) month of the fifth (5th) Contract Year in the event that the sum of Bottles ordered by purchase orders received during the first six (6) month period of the fifth Contract Year does not exceed 200 million Bottles.

3.3 MINIMUM ORDER QUANTITIES - The Master Marketer acknowledges and agrees that the cost of manufacture of the Bottles depends in part upon economies of scale arising through uninterrupted production in significant volumes, and the base price per Bottle quoted in Schedule C is based upon the Master Marketer purchasing no fewer than 5 million Bottles with each individual purchase order issued during the of the Term of this Agreement.

3.4 PLACING ORDERS - The Master Marketer acknowledges and agrees that from time to time during the Term of this Agreement, it shall deliver purchase orders to the Vendor specifying a

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number of Bottles to be produced and delivered to the Master Marketer. Each purchase order shall comply with the provisions of paragraph 3.3 above. In addition, the aggregate sum of Bottles ordered through purchase orders issued by the Master Marketer in any Contract Year shall not be less than the minimum purchase commitments identified in Schedule B. The Vendor shall use its reasonable best efforts to arrange for the manufacture and shipment of the specified number of Bottles within thirty (30) days following receipt of a purchase order. The Master Marketer acknowledges and agrees that the Vendor's manufacturing and delivery capacity during the first Contract Year is not expected to exceed 800,000 Bottles in any thirty-day period, with the result that completion of shipment of a minimum order quantity of 5 million Bottles may take, from the date of receipt of the purchase order by the Vendor, up to seven
(7) calendar months to complete. The Vendor covenants and agrees that during the term of this Agreement it shall co-operate with the Master Marketer and use its reasonable best efforts to ensure that Bottles are manufactured and delivered within the times required by the Master Marketer.

3.5 PURCHASE PRICE - The purchase price payable to the Vendor for the Bottles shall be in accordance with the provisions of Schedule C attached hereto. The Master Marketer expressly acknowledges and agrees that the purchase price consists of a manufacturing component and a margin component. The manufacturing component includes costs which are subject to change from time to time upon the advice of the manufacturer of the Bottles selected by the Vendor. These manufacturing cost components include resin, labour, cap, label and carton costs. In the event that the price of any of these or other components are increased or decreased, the Vendor will immediately notify the Master Marketer of such increase or decrease in accordance with the notice provisions contained in paragraph 9.4 hereof. All Bottle purchase orders placed by the Master Marketer following the Vendor's receipt of a notice of increase or decrease, as the case may be, shall be subject to such price increase or decrease. The Master Marketer shall accept the Bottle manufacturer's notice of price increase or decrease addressed to the Vendor and the Vendor shall be under no duty or obligation to the Master Marketer to otherwise account for such price increase or decrease, provided that the notice received from the Bottle manufacturer specifies with some particularity the source and basis of such increase or decrease. In addition, the Vendor's costs are incurred in Canadian dollars, and as a result. the price of Bottles will be subject to adjustment from time to time as a consequence of fluctuations in the value of the Canadian dollar against the United States dollar. Subject to any cost driven price adjustments as aforesaid, the purchase price payable for Bottles shall be the U.S. dollar equivalent of the Canadian dollar purchase price specified in Schedule C then in effect on the date of the purchase order determined by reference to the noon buying rate of Canadian dollars in terms of United States dollars as reported by the Federal Reserve Bank of New York or such other source as mutually agreed by the Vendor and the Master Marketer.

3.6 TAXES - The Master Marketer or ultimate purchaser shall be liable for and shall pay all sales and transfer taxes, and all other taxes, duties or other like charges payable upon and in connection with the conveyance and transfer of Bottles by the Vendor to the Master Marketer or ultimate purchaser, if applicable.

3.7 PAYMENT OF PURCHASE Price - Unless otherwise agreed by the Vendor, payment of the selling price for all Bottles shall be secured by irrevocable letter of credit payable by release as delivery of

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Bottles is completed. Each purchase order placed shall be accompanied by an irrevocable letter of credit denominated in U.S. dollars representing the entire purchase price due and payable in respect of such order, in form and substance acceptable to the Vendor or its nominee bank. Notwithstanding receipt of any purchase order from the Master Marketer, the Vendor shall be under no obligation to arrange for the production of Bottles pursuant to such purchase order unless and until such irrevocable letter of credit is delivered to the Vendor. Because production of Bottles in accordance with specific purchase orders will be spread over a period of weeks or months, the parties do not anticipate that shipment of entire purchase order quantities of Bottles, and delivery of any particular purchase order may be spread over several shipments. The Master Marketer agrees that the irrevocable letter of credit will permit the Vendor to draw thereupon on a shipment by shipment basis to ensure payment for Bottles is made concurrent with delivery. In addition, each letter of credit shall provide that payment for Bottles which have been manufactured and available for delivery shall be made notwithstanding that no delivery has been made in the event that the Master Marketer has not made arrangements to accept delivery of such Bottles within thirty (30) days of receipt of notice from the Vendor that such Bottles are available for delivery. In the event the Purchaser is Daymon Associates, Inc., Slush Puppie Corp. or other purchaser satisfactory to the Vendor the terms will be 30 days of receipt of notice from Vendor that such Bottles are available for delivery.

                                    ARTICLE 4

                                    DELIVERY
                                    --------

4.1 The place of delivery of the Bottles sold under this Agreement shall be F.O.B. the place of manufacture in Canada or other warehouse as provided in paragraph 4.2 below, as no allowance has been made in the determination of the purchase price for delivery and insurance costs which would otherwise be borne by the Vendor in arranging for delivery F.O.B. the Master Marketer's specified destination.

4.2 The Vendor agrees that as Bottles are ready to be shipped pursuant to a particular purchase order, the Vendor shall notify the Master Marketer or ultimate purchaser of the fact and at the same time, advise the Master Marketer or ultimate purchaser of available dates and times of delivery. In the event that the manufacturer of the Bottles does not have the capacity to warehouse all or any part of a purchase order prior to its delivery to the Master Marketer or ultimate purchaser, the Master Marketer or ultimate purchaser must, within a reasonable period of time and in any event, within the time prescribed by paragraph 3.7 above, accept delivery of all such Bottles, pay the purchase price payable in respect of such Bottles and make its own arrangements for storage or shipment as may be necessary.

4.3 The Master Marketer or the Master Marketer's agent shall have the right to inspect all Bottles tendered for delivery. The inspection shall take place at the place for delivery (place of manufacture). The expense of inspection shall be borne by the Master Marketer or ultimate purchaser except in the instance in which goods have been rejected which determination may be based strictly upon the failure of the Bottles to conform to the specifications for the Bottles provided

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in Schedule A. In addition, any rejection of Bottles for nonconformity with the specifications provided in Schedule A must be made by the Master Marketer or ultimate purchaser by sending written notification to the Vendor of the rejection within thirty (30) days of delivery. The notification must state the particulars of the alleged nonconformity. After transmitting the notification of rejection, the Master Marketer or ultimate purchaser will return any rejected Bottles to the Vendor. The Master Marketer or ultimate purchaser will not be charged for Bottles properly rejected as nonconforming with the specifications of Schedule A. The Vendor shall as soon as practical deliver Bottles to the Master Marketer or ultimate purchaser to replace rejected Bottles and complete the purchase order. Except for the Vendor's warranty that the Bottles will conform with the specifications contained in Schedule A, the Master Marketer acknowledges and confirms that the Vendor makes no warranty, whether express or implied that the Bottles will be fit for the Master Marketer's specific purposes.

                                    ARTICLE 5

                  REPRESENTATIONS AND WARRANTIES OF THE VENDOR
                  --------------------------------------------

5.1 The Vendor hereby covenants, represents and warrants to the Master Marketer that:

(a) DUE AUTHORIZATION, ETC. - The Vendor has all necessary corporate power, authority and capacity to enter into this Agreement and the agreements and other instruments contemplated herein and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the agreements and other instruments contemplated herein and the consummation of the transactions contemplated hereunder have been duly authorized by all necessary corporate action on the part of the Vendor.

(b) VALID AND BINDING OBLIGATION - This Agreement constitutes and the agreements and other instruments contemplated herein when executed will constitute valid and binding obligations of the Vendor enforceable against the Vendor in accordance with the terms hereof and thereof subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings affecting the rights of creditors generally and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

                                    ARTICLE 6

              REPRESENTATIONS AND WARRANTIES OF THE MASTER MARKETER
              -----------------------------------------------------

6.1 The Master Marketer hereby covenants, represents and warrants to the Vendor that:

(a) DUE AUTHORIZATION, Etc. - The Master Marketer has all necessary corporate power, authority and capacity to enter into this Agreement and the agreements and other instruments contemplated herein and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the agreements and other instruments contemplated

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         herein and the performance of the transactions contemplated hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Master Marketer.

(b) VALID AND BINDING OBLIGATION - This Agreement constitutes and the agreements and other instruments contemplated herein when executed will constitute valid and binding obligations of the Master Marketer enforceable against the Master Marketer in accordance with the terms hereof and thereof subject to limitation with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings affecting the rights of credits generally and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

                                    ARTICLE 7

                 COVENANTS OF THE VENDOR AND THE MASTER MARKETER
                 -----------------------------------------------

7.1 VENDOR - GRANT OF EXCLUSIVITY TO MASTER MARKETER FOR PARTICULAR USE OF BOTTLES - The Vendor covenants and agrees that during the term of this Agreement, the Master Marketer shall be the Vendor's exclusive world-wide purchaser of Bottles only for the retail/consumer sale of water and other water based beverages employing a system by which Bottles are filled by hand using a manually operated flexible spigot type tip filling head, filling through a flip top cap and a plan for mechanical filling of bottles with powdered instant drink pre-mix to which consumers will add water. The Master Marketer also expressly acknowledges and agrees that the grant of the exclusive purchase rights granted hereunder are subject to the provisions of paragraph 2.2 of this Agreement.

7.2 MASTER MARKETER - LIMITATIONS ON USE OF BOTTLES - The Master Marketer covenants and agrees that during the term of this Agreement, the Master Marketer shall purchase the Bottles only for the retail/consumer sale of water and other water based beverages employing a system by which Bottles are filled by hand using a manually operated flexible spigot type tip filling head, filling through a flip top cap and a plan for mechnical filling of bottles with powdered instant drink pre-mix to which consumers will add water. The Master Marketer covenants and agrees that it will not, during the term of this Agreement, adopt, use or sell any system by which Bottles are filled using a robotic or automatic style of filling system, which rights are expressly reserved by the Vendor.

7.3 MASTER MARKETER - CONFIDENTIALITY - In the event of the termination of this Agreement without consummation of the transactions contemplated hereby, the Master Marketer will keep confidential any information concerning the Bottles or the business of the Vendor (unless in the public domain) obtained from the Vendor. If this Agreement is so terminated, promptly after such termination, all documents, working papers and other written material obtained from one party in connection with this Agreement and not therefore made public
(including all copies thereof), shall be returned to the party which provided such material.

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                                    ARTICLE 8

                                   TERMINATION
                                   -----------

8.1      RIGHT OF TERMINATION ON NOTICE

         (i) VENDOR Notwithstanding anything herein to the contrary, the Vendor shall have the right to terminate this Agreement at any time in accordance with the following:

                  (a) by giving the Master Marketer at least thirty (30) days notice of such termination in the case of a default by the Master Marketer of any term or provision of this Agreement; provided however that, if the Master Marketer within such thirty (30) day period, shall remedy the default upon which such notice shall have been based, or, within such thirty
                           (30) day period, shall commence to remedy such default and thereafter diligently prosecute the same, then such notice shall not become effective and this Agreement shall continue and remain in full force and effect; or

                  (b) by giving the Master Marketer notice of such termination (such termination to be effective forthwith upon the giving of such notice), upon any action being taken to dissolve the Master Marketer, or upon any attempt by the Master Marketer to grant a sublicence hereunder or to assign, pledge, or otherwise encumber or dispose of this Agreement, whether voluntarily, by operation of law, or otherwise except as otherwise expressly provided for herein.

         (ii) MASTER MARKETER Notwithstanding anything herein to the contrary, the Master Marketer shall have the right to terminate this Agreement at any time in accordance with the following:

                  (a) by giving the Vendor at least thirty (30) days notice of such termination in the case of a default by the Vendor of any term or provision of this Agreement; provided however, if the Vendor within such thirty (30) day period, shall remedy the default upon which such notice shall have been based, or, within such thirty (30) day period, shall commence to remedy such default and thereafter diligently prosecute the same, then such notice shall not become effective and this Agreement shall continue and remain in full force and effect; or

                  (b) by giving the Vendor notice of such termination (such termination to be effective forthwith upon the giving of such notice), upon any action being taken to dissolve the Vendor, or to assign, pledge, or otherwise encumber or dispose of this Agreement, whether voluntarily, by operation of law, or otherwise except as otherwise expressly provided for herein.

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8.2      RIGHT OF TERMINATION WITHOUT NOTICE

(i) VENDOR Notwithstanding anything herein to the contrary, this Agreement shall terminate, without notice required by the Vendor, upon

         (a)      the bankruptcy or insolvency of the Master Marketer,

         (b) the making by the Master Marketer of an assignment for the benefit of creditors, or

         (c) the appointment of a receiver of the Master Marketer or of any of its assets which appointment shall not be vacated within thirty (30) days thereafter.

(ii) MASTER MARKETER Notwithstanding anything herein to the contrary, this Agreement shall terminate, without notice required by the Master Marketer, upon

         (a)      the bankruptcy or insolvency of the Vendor,

         (b) the making by the Vendor of an assignment for the benefit of creditors, or

         (c) the appointment of a receiver of the Vendor or of any of its assets which appointment shall not be vacated within thirty
                  (30) days thereafter.

8.3 Except as otherwise provided in this Article 8, neither party shall be liable to the other, by virtue of the termination of this Agreement in accordance with this Article 8, for any compensation, reimbursement, expenditure, or statutory or other indemnities, or for any investments, leases or other commitments, or for any damages on account of the loss of prospective profits or anticipated sales, or for any other loss, damage, expense or matter growing out of such termination.

8.4 No termination of this Agreement for any reason shall relieve a party of or release such party from those of its obligations hereunder which subsist or are to be performed after such termination.

8.5 LIQUIDATED DAMAGES - In the event of the termination of this Agreement by the Vendor in accordance with the provisions of paragraphs 8.1(i) or 8.2(ii) prior to January 31st, 1999, being the end of the third Contract Year, the Master Marketer shall pay to the Vendor the following amounts as liquidated damages and not as a penalty:

(a) if the Agreement is terminated during the third Contract Year, the sum of CDN.$2,475,000.00 less the product obtained by multiplying the total number of Bottles included in purchase orders issued by the Master Marketer or ultimate purchaser between February 1, 1998 to and including January 31, 1999 by Cdn$0.0225;

(b) if the Agreement is terminated during the second Contract Year, the sum of CDN.$2,975,000.00 less the lesser of (i) the product obtained by multiplying the total number of Bottles included in purchase orders issued by the Master Marketer between February 1, 1997 to and

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including  January 31, 1998 by Cdn$0.025 and (ii) CDN$500,000; or

(c) if the Agreement is terminated during the first Contract Year, the sum of CDN.$3,225,000.00 less the lesser of (i) the product obtained by multiplying the total number of Bottles included in purchase orders issued by the Master Marketer between February 1, 1996 to and including January 31, 1997 by Cdn$0.05 and CDN$2,975,000.

                                    ARTICLE 9

                                     GENERAL
                                     -------

9.1 TERM - The term of this Agreement shall commence with upon the Effective Date and continue for an initial term of five years until the completion of the fifth Contract Year, on the thirty first (31st) day of January, 2001 (the "Initial Term"). Thereafter, this Agreement shall automatically continue for successive one (1) year terms (any such one (1) year term being a "Renewal Term") so long as Master Marketer is not in default and has fulfilled all purchase requirements of this Sales Agreement.

9.2 PUBLIC NOTICES - The parties hereto hereby agree that with respect to all notices to third parties and all other publicity concerning the transactions contemplated by this Agreement, no party shall act unilaterally in this regard without the prior approval of the other, such approval not to be unreasonably withheld. unless such disclosure shall be required to meet timely disclosure obligations of any party under applicable securities laws and stock exchange rules in circumstances where prior consultation with the other party is not practicable.

9.3 TIME - Time shall be of the essence of this Agreement and of every part hereof and no extension or variation of this Agreement shall operate as a waiver of this provision.

9.4 NOTICES - All payments and communications which may be or are required to be given by either party to the other herein, shall (in the absence of any specific provision to the contrary) be in writing and delivered or sent by prepaid overnight courier or telecopier to the parties at their following respective addresses:

         For the Vendor:                    120 Nugget Avenue
                                            Agincourt, Ontario
                                            MIS 3A7
                                            Fax:  416-292-4573

         For the Master Marketer:           4115 Edwards Road
                                            Cincinnati, Ohio
                                            45209
                                            Fax:  513-531-0980



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and if any such payment or communication is sent by prepaid overnight courier, it shall be conclusively deemed to have been received on the second Business Day following the transmittal thereof and, if delivered or telecopied, it shall be conclusively deemed to have been received at the time of delivery or transmission. Either party may from time to time change its address hereinbefore set forth by notice to the other of them in accordance with this section.

9.5 GOVERNING LAW - This Agreement and the rights and obligations and relations of the parties hereto shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein (but without giving effect to any conflict of law rules). The parties hereto agree that the Courts of Ontario shall have jurisdiction to entertain any action or other legal proceedings commenced by the Vendor based on any provisions of this Agreement and in such case, the Master Marketer hereby attorns to the jurisdiction of the Courts of the Province of Ontario. The parties hereto also agree that the Courts of Ohio shall have jurisdiction to entertain any action or other legal proceedings commenced by the Master Marketer based on any provisions of this Agreement and in such case, the Vendor hereby attorns to the jurisdiction of the Courts of the Province of Ontario.

9.6 HEADINGS - The index to and headings in this Agreement and in the Schedules hereto are inserted solely for convenience of reference and do not affect the interpretation thereof or define, limit or construe the contents of any provision of this Agreement.

9.7 ASSIGNMENT - Neither this Agreement nor any rights or obligations hereunder shall be assignable by any party hereto without the prior written consent of each of the other parties. Subject thereto, this Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors (including any successor by reason of amalgamation of any party hereto) and permitted assigns. Notwithstanding the above, the parties hereto agree that the Master Marketer may assign and delegate its rights and duties of performance hereunder to a corporation affiliated with the Master Marketer formed for the purpose of completing the plan of sale developed by the Master Marketer as herein recited.

9.8 ENTIRE AGREEMENT - With respect to the subject matter of this Agreement, this Agreement (a) sets forth the entire agreement between the parties hereto and any persons who have in the past or who are now representing either of the parties hereto, (b) supersedes all prior understandings and communications between the parties hereto or any of them, oral or written, and (c) constitutes the entire agreement between the parties hereto. Each party hereto acknowledges and represents that this Agreement is entered into after full investigation and that no party is relying upon any statement or representation made by any other which is not embodied in this Agreement Each party hereto acknowledges that he or it shall have no right to rely upon any amendment. promise, modification, statement or representation made or occurring subsequent to the execution of this Agreement unless the same is in writing and executed by each of the parties hereto.

9.9 FURTHER ASSURANCES - The parties hereto shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby, and each party hereto shall provide such all documents or instruments required by the other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions whether before, at or after the Closing Time.

9.10 COUNTERPARTS - This Agreement may be executed in any number of counterparts and all such counterparts shall for all purposes constitute one agreement, binding on the parties hereto, provided each party hereto has executed at least one counterpart, and each shall be deemed to be an original, notwithstanding that all parties are not signatory to the same counterpart.

9.11 WAIVER - The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement or any of its rights in respect thereto or to insist upon strict adherence to any term of this Agreement will not be considered to be a waiver of such provision, right or term or in any way to affect the validity of this Agreement or deprive the applicable party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. The exercise by any party to this Agreement of any of its rights provided by this Agreement will not preclude or prejudice such party from exercising any other right it may have by reason of this Agreement or otherwise, irrespective of any previous action or proceeding taken by it hereunder. Any waiver by any party hereto of the performance of any of the provisions of this Agreement will be effective only if in writing and signed by a duly authorized representative of such party.

         IN WITNESS WHEREOF the parties hereto have hereunto duly executed this Agreement as of the day and year first above written.

                            IN-FLO LIQUID DISPENSING
                            CORPORATION


                            Per: /s/ F. Hurd
                                -----------------------------
                                Title

                            Per:  President
                                -----------------------------
                                Title

                            DIVERSE PRODUCTS INCORPORATED


                            Per: /s/ James F. Tully
                                -----------------------------
                                Title

                            Per:     President
                                -----------------------------
                                Title

                                   SCHEDULE A
                             BOTTLE SPECIFICATIONS
                             ---------------------

Bottle - Including In-Flo proprietary neck insert as follows:

Patent Pending Canada          #608,021
          U.S.A.               #07/829,047
          E.P.O. Europe        #90911521.4
          Australia            #61421/90

These applications relate to the Bottle neck design under registration as containment system.

Design Registration   Canada   #65555
          U.S.A.               #D320932

These registrations relate to the shape of the body of the Bottle, without neck details, and is a joint registration owned by In-Flo and A.B.C. Group Product Development Ltd.

Specifications
--------------

-        Bottle colour - clear or opaque blue

-        Bottle - complete with cap, label and shipping carton

- 65 gram weight or 55 gram weight - Width - 170mm, Height - 290mm, Capacity - 4 Litre or 1 (U.S.) Gallon

- Resin - options - Dowlex L.D.P.E foodgrade material or Quantum L.G.P.E. NA 345 foodgrade material

-        Flip-top - 28mm FFCR snap-on cap. foodgrade material.
         Colour - White or Clear

-        Label - Primax (white polyolefin) #S246
         Width - 3.3750 in., Length - 5.000 in.
         Shape - Round corner rectangle
         Front - 4 colour varnish U.V.

-        Carton - Overall diameter - 40 13/16 x 7 1/8 x 15 1/2 in.
         48 Bottles/carton

Note: Cap neck may be changed at In-Flo's discretion to allow screw-on application.

                                   SCHEDULE B
                                   ----------

MINIMUM PURCHASE REQUIREMENTS
-----------------------------

The Master Marketer will be required, on or before February 1, 1996 to issue a purchase order for a minimum of 5,000,000 bottles with targeted delivery dates.

The Master Marketer must generate orders for the following minimum Bottle quantities in each Contract Year to maintain exclusively:

                                     Minimum
                                     -------

Contract Year  1                 5 Million
               2                 20 Million
               3                 100 Million
               4                 200 Million
               5                 400 Million
         Subsequent years        400 Million

                                   SCHEDULE C
                                   ----------

BOTTLE PRICING
--------------

The base price for Bottles as at the date of the Agreement, subject Agreement, and assuming they are ordered in lots not smaller than 5,000,000 Bottles per purchase order shall be CDN$0.2746 per Bottle, being the sum of (i) a manufacturing component of CDN$0.2246, which is based on Dowlex resin made by DOW(Canada) (the "Manufacturing Component") and (ii) a margin component to the Vendor of CDN$0.05 per Bottle (the "Margin Component").

Bottle orders in excess of the minimum for each year will be available for purchase at a price equal to the Manufacturing Component as quoted above, as adjusted from time to time in accordance with the provisions of the Agreement plus a Margin Component per Bottle that is variable based upon Bottle volumes as follows:

Contract Year   Volume in Excess of Minimum      Margin Component, Per Bottle

       1        From   5 million - 20 million             @   $0.0250
       2        From   20 million - 100 million           @   $0.0225
       3        From   100 million - 200 million          @    $0.0200
       4        From   200 million - 400 million          @    $0.0175
       5        From   400 million and beyond             @   $0.0150
  Subsequent    From   Beyond 400 million                 @    0.0150
    Years